SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934

Date of Report (Date of earliest event reported):  June
30, 1995 (February 23, 1995)


                 HUDSON'S GRILL OF AMERICA, INC.
     (Exact name of Registrant as specified in its Charter)


                           California
         (State or other jurisdiction of incorporation)


                             0-13642
                   (Commission or File Number)


                           95-3477313
              (IRS Employer Identification Number)


      16970 Dallas Parkway, Suite 402, Dallas, Texas 75248
            (Address of Principal Executive Offices)


Registrant's telephone number, including area code:
(214) 931-9743


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Item 5.  Other Events.

     Hudson's Grill of America, Inc. (the "Company") elected Tom Sacco as Senior Vice President of Operations and Franchise Development at the director's meeting held following the Company's annual shareholders meeting held on May 30, 1995. Pursuant to an agreement finally consummated on June 29, 1995, Mr. Sacco's consulting company will be paid a fee of $10,000 per month, renewable on a year by year basis. In addition Mr. Sacco will receive health insurance; a $350 per month car allowance;
and if more than three new franchises have been sold in a year, he will receive 30% of the initial franchise fees raised from the sale of new franchises after the first three are sold each year.

     The directors also voted to grant to Mr. Sacco options to purchase 400,000 shares of the Company's stock.
One hundred thousand shares will vest each year on May
1st, starting in 1995 and ending in 1998. The exercise price will be set at the time of vesting at the average between the closing bid and asked on the day of vesting
(or the next business day if May 1 is not a business day).
The 1995 options are already vested with an option exercise price of 10.9 cents. All of the options expire on May 1, 2003. The future options will immediately vest in the event a tender offer is made for all of the Company's stock.

     Mr. Sacco's duties will be to act as the Company's franchise representative, and as such he will be responsible for support of existing franchisees and also for the sale and development of new franchises. Mr.
Sacco's compensation package will also include incentives based on the number of new franchisees signed up with the Company. Mr. Sacco has formerly held similar positions with the Red Robin, Bonanza and Western Sizzlin franchise chains.

     At the same director's meeting, the board re-elected
David L. Osborn as President, D. Marion Wood as Chief
Financial Officer, and Mitzy Ferguson as Secretary.

     The Company also announced that it had entered into agreements to sell its interest in the Company's
Hornblowers restaurant located in Ventura, California.
The Hornblowers restaurant is not styled after a Hudson's
Grill, but has been owned by the Company or operated as a joint venture for many years. The sale will be to the current co-joint venturer, Kiam Farzadam. The purchase

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price is $300,000 and will be paid with $6,000 in cash and
a $294,000 note. Closing on the transaction has not been set yet, but on June 8, 1995, the sale was placed into an escrow company for closing at some time in the future.
The note will be payable over 48 months and its interest rate will be prime plus two, or nine percent, whichever is greater. Payments will be made monthly. As part of the transaction, the Buyer will be assuming the liabilities and taxes owed by the joint venture that has operated
Hornblowers since 1993. In addition, the Buyer has agreed to assume the lease for the premises where the Hornblowers restaurant is located.

     The Company also recently learned that its commercial liability insurance carrier would pick up the Company's defense of a sexual harassment case filed by two former employees of the Company's Hudson's Grill located in Whittier, California. The insurance company will only assume the defense of the libel cause of action in the "Torres" case filed against the Company in 1994. The case also involves causes of action based on sexual harassment, and wrongful termination.

     Although the insurance company has agreed only to assume the libel cause of action, in so doing it will also effectively defend the Company on the other causes of action. With the insurance company now defending the Company, the Company is hopeful that a reasonable settlement can be obtained for the entire case. From now on, the legal expenses of the defense will be the responsibility of the insurance company so long as the libel cause of action remains part of the lawsuit.

     The Company also announced that as of June 30, 1995, it had settled the controversy over its lease obligations related to its former operations in Irvine, California.
The company ceased operations at the site in early 1994, and it officially withdrew from the lease in November
1994. The settlement calls for the Company to pay $85,000 as a full settlement of the lease obligations. Fifty thousand dollars ($50,000) will be paid on or about July
30, 1995; $20,000 will be paid on or about August 30, 1995; and $15,000 will be paid on or about September 30, 1995.

Item 7.  Exhibits.

     1. Press Release dated June 30, 1995 with regard to the addition of Tom Sacco.

     2. Press Release dated June 30, 1995 with regard to the sale of the Company's Hornblowers restaurant and Hudson's insurance company's defense of "Torres" case.


                           SIGNATURES

     Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 30, 1995


                           HUDSON'S GRILL OF AMERICA, INC.
                           Registrant


                           s/s David L. Osborn
                           David L. Osborn

f\sec\950605.O01
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